                                                                    EXHIBIT 10.8




                        MARKETING COOPERATION AGREEMENT

                                    between

                             AMERICAN AIRLINES, INC

                                      and

                             THE SABRE GROUP, INC.



                            Dated as of July 1, 1996

                        MARKETING COOPERATION AGREEMENT

                               TABLE OF CONTENTS


Section                                                                                                                Page
- -------                                                                                                                ----
1        Definitions  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 1

2        Term . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 1
                 2.1      Extension of Support Periods  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 1

3        Coordination of Marketing Support  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 2
                 3.1      Marketing Liaison . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 2
                 3.2      Informational Meetings  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 2

4        Professional SABRE Support . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 2
                 4.1      Participation in other CRSs . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 2
                 4.2      Level of Support  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 2
                 4.3      Annual Sales Plan . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 3
                 4.4      Sales Training  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 3
                 4.5      Employee Reviews  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 3
                 4.6      Strategic Customers . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 3
                 4.7      Initial Goods and Services Credit . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 4
                 4.8      Annual Credit . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 4
                 4.9      Quarterly Reporting   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 4
                 4.10     Joint Sponsorship of Events . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 4

5        BTS Support  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 5
                 5.1      Participation in other Corporate Direct Systems . . . . . . . . . . . . . . . . . . . . . . . 5
                 5.2      Level of Support  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 5
                 5.3      Marketing and Licensing Agent . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 6
                 5.4      American Supplied Functionality . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 6
                 5.5      AAdvantage Miles  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 6

6        SI Support . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 6
                 6.1      Participation in other Consumer Direct Systems  . . . . . . . . . . . . . . . . . . . . . . . 6
                 6.2      American Supplied Functionality . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 7
                 6.3      Promotional Tickets . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 7
                 6.4      AAdvantage Miles  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 7
                 6.5      Joint Development . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 7

7        Market Share Information (MIDT)  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 8

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
                 7.1      Source of MIDT Information  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 8
                 7.2      MIDT Information System . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 8
                 7.3      American Processing Services  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 9

8        Payments . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 9
                 8.1      Professional SABRE Support Payments . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 9
                 8.2      BTS Support Payments    . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 9
                 8.3      SI Products Support Payments  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 9
                 8.4      Payment Terms . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 9
                 8.5      Interest on Late Payments . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 9
                 8.6      Billing Disputes  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 9

9        Taxes  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
                 9.1      Indemnification for Certain Taxes . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
                 9.2      Property Taxes  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
                 9.3      Contested Assessments . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
                 9.4      Tax Refunds . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
                 9.5      Cooperation   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
                 9.6      No Other Tax Indemnity    . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
                 9.7      Taxes and Dispute Resolution  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
                 9.8      Survival  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12

10       Confidentiality  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
                 10.1     Confidential Information  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
                 10.2     Use of Confidential Information . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
                 10.3     Excluded Information  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
                 10.4     Standard of Care  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
                 10.5     Permitted Disclosures . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
                 10.6     Required Disclosures  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
                 10.7     Title to Information  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
                 10.8     Return of Confidential Information  . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
                 10.9     Survival  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13

11       Trademarks . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
                 11.1     Right to Approve Use  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14

12       Performance Review . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14

13       Dispute Resolution . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14

14       Termination  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
                 14.1     Termination for Cause . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
                 14.2     Termination for Nonpayment  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14

                 14.3     Termination for Insolvency  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
                 14.4     Nonexclusive Remedy . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15

15       Indemnities  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
                 15.1     Cross Indemnity . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
                 15.2     Marketing Indemnity . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
                 15.3     Infringement Indemnity  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15

16       Limitation of Liability  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15

17       Equitable Relief . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16

18       Miscellaneous  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
                 18.1     Notices . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
                 18.2     Assignment  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
                 18.3     Severability  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
                 18.4     Compliance with Laws  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
                 18.5     Subsequent Events . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
                 18.6     Attorneys' Fees . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
                 18.7     Captions  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
                 18.8     Counterparts  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
                 18.9     Relationship of Parties . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
                 18.10    Non-Competition Agreement . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
                 18.11    Third-Party Consents  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
                 18.12    Approvals and Similar Actions . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
                 18.13    Force Majeure . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
                 18.14    Modification and Waiver . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
                 18.15    Governing Law . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20

Attachments

Schedule A                        Professional SABRE Support Payments
Exhibit A-1 to Schedule A         Example of Calculation of Professional SABRE Support Payments
Exhibit A-2 to Schedule A         Current American Accounts
Schedule B                        BTS Support Payments
Schedule C                        SI Products Support Payments
Attachment A                      Defined Terms
Attachment B                      Dispute Resolution Procedures

                        MARKETING COOPERATION AGREEMENT

This Marketing Cooperation Agreement is made and entered into as of July 1, 1996 by and between American Airlines, Inc. and The SABRE Group, Inc.

                                    RECITALS

         WHEREAS, STIN is an operating division of TSG that markets Professional SABRE, BTS and other Travel Distribution Systems principally to travel agencies, corporations and other businesses; and

         WHEREAS, SABRE Interactive is an operating division of TSG that markets easySABRE and Travelocity and other Travel Distribution Systems principally to individual consumers; and

         WHEREAS, this Agreement is ancillary to a reorganization transaction on the Effective Date under which, inter alia, the assets of STIN and SABRE Interactive were indirectly contributed by American to TSG; and

         WHEREAS, before the Effective Date, American's Air Transportation Group, and its STIN and SABRE Interactive operating divisions cooperated in marketing American's travel services and Travel Distribution Systems; and

         WHEREAS, TSG and American believe that there will be mutual benefit in having American continue to provide support in marketing STIN and SABRE Interactive Travel Distribution Systems to mutual customers of American and TSG; and

         WHEREAS, American and TSG now desire to describe the support that American will provide in marketing STIN and SABRE Interactive Travel Distribution Systems and the compensation that TSG will pay to American in consideration for such support;

         NOW, THEREFORE, in consideration of the mutual covenants set forth below, American and TSG hereby agree as follows:

1 Definitions Terms used as defined terms in this Agreement will, unless otherwise indicated, have the meanings ascribed thereto in Attachment A hereto.

2 Term The term of this Agreement will commence on the Effective Date and, unless terminated earlier as provided herein, will expire when the last Support Period expires or terminates.

         2.1 Extension of Support Periods Upon any scheduled expiration of any Support Period, including any Support Period that may have been previously extended under this Section 2.1, that Support Period will be automatically extended for twelve (12) months, unless at least sixty (60) days prior to such scheduled expiration, either Party provides Notice to the other Party that the notifying Party does not desire to extend that Support Period.

3        Coordination of Marketing Support

         3.1 Marketing Liaison American will appoint an individual from within its Passenger Sales organization who, during the Term, will be dedicated to supporting TSG's marketing organization and coordinating the management of this Agreement on behalf of American. Such individual will be responsible for: (a) managing the ongoing relationships and promotional programs between American's Passenger Sales organization and TSG's field sales organizations; (b) developing an annual sales plan, in conjunction with American's Passenger Sales and Distribution Planning organizations, as it relates to American's marketing functions for TSG; (c) planning and executing quarterly executive strategy meetings between the American and TSG executive sales team; (d) coordinating TSG's presence and participation in American's annual Executive Business Council event; (e) identifying, planning and executing joint promotional opportunities, including employee recognition plans; (f) coordinating American's implementation of its sales plan for TSG and American's execution of TSG's tactical plans related to travel agency, corporate and consumer distribution.

         3.2 Informational Meetings Prior to October 1, 1996, each of TSG and American will provide its sales organization with an overview of this Agreement and the processes by which it will be managed by its sales organization.

4 Professional SABRE Support In support of TSG's marketing of Professional SABRE, each of American and TSG will provide during the Professional SABRE Support Period the marketing and promotional support described in this Section 4 and specified as its obligation.

         4.1 Participation in other CRSs American will not provide to any CRS other than SABRE any of the marketing support described in
                 Section 4. Nothing in this Agreement will prevent American from: (i) having its products and services displayed or listed in any CRS, (ii) authorizing any CRS to use American's trademarks and tradenames in connection with advertising American's participation in such CRS; and (iii) endorsing another CRS, provided, however, that American may not endorse such CRS as being preferred over SABRE or having qualities superior to SABRE.

         4.2 Level of Support American will provide marketing and promotional support to Professional SABRE that is at least at the same level and quality as American's Passenger Sales organization provided to Professional SABRE during the twelve months prior to the Effective Date. During June of each Contract Year, the Representatives of each Party shall meet and the Parties shall negotiate regarding methods to be employed during the next Contract Year for incentivizing Corporate

                 Customers to make their Bookings through SABRE. If the Parties fail to agree upon such methods, then such failure shall constitute a Dispute that shall be resolved through the Dispute Resolution Procedures and, pending such resolution, the Parties shall continue to employ the methods upon which they most recently agreed.

         4.3 Annual Sales Plan. In June of each Contract Year, American will prepare and submit to TSG its annual sales plan for the marketing of Professional SABRE for the following Contract Year. American and TSG shall thereafter consult on that sales plan.

         4.4 Sales Training In each Contract Year after the initial Contract Year, American will provide, by itself and/or jointly with TSG, and will cause each of its Passenger Sales organization sales personnel to receive, a minimum of eight hours of training relating to American's obligations to market Professional SABRE and the TSG products and services related to Professional SABRE. American may conduct such training in conjunction with other educational events or may offer such training through self-study, multi-media or other automated education and training methodology. Such training will include updates on new TSG products, services, strategies and customer incentives.

         4.5 Employee Reviews American will tell each of its Passenger Sales organization sales personnel during his/her performance reviews that part of his/her job function is to market Professional SABRE pursuant to this Agreement.

         4.6 [CONFIDENTIAL PORTION OMITTED AND FILED SEPARATELY WITH THE COMMISSION]

                 4.6.1     [CONFIDENTIAL PORTION OMITTED AND FILED SEPARATELY
                          WITH THE COMMISSION]

                 4.6.2     [CONFIDENTIAL PORTION OMITTED AND FILED SEPARATELY
                          WITH THE COMMISSION]

                 4.6.3 TSG may purchase from American additional promotional items of the type that are generally used by American for promotional purposes. [CONFIDENTIAL PORTION OMITTED AND FILED SEPARATELY WITH THE COMMISSION]

                 4.6.4 Except as permitted by Section 4.6.2, promotional goods and services obtained by TSG under this Section
                          4.6 [CONFIDENTIAL PORTION OMITTED AND FILED
                          SEPARATELY WITH THE COMMISSION] shall not be used by TSG's employees or by the Strategic Customers for TSG's other business purposes, such as attending TSG training sessions.

         4.7 Initial Goods and Services Credit On September 30, 1996, American will provide to TSG a credit usable towards TSG's purchase from American of marketing and promotional goods and services [CONFIDENTIAL PORTION OMITTED AND FILED SEPARATELY WITH THE COMMISSION] TSG may in any of such Contract Years apply a greater or lesser amount of such credit.

         4.8 Annual Credit At the end of the each Contract Year, American will issue to TSG a credit [CONFIDENTIAL PORTION OMITTED AND FILED SEPARATELY WITH THE COMMISSION] which TSG may, not withstanding paragraph 2(c) of Schedule A, apply in TSG's discretion against the amounts owed to American under Section
                 8.1 of this Agreement.

         4.9 Quarterly Reporting At the end of each calendar quarter, and at the end of each calendar year, American will advise TSG of the Value of the promotional goods and services provided by American during that period.

         4.10 Joint Sponsorship of Events American and TSG will jointly participate in and sponsor various events, functions and activities, including, but not limited to: (i) American and TSG's annual global sales events, (ii) American and TSG's regional conferences, (iii) promotional events, functions and activities for American and TSG top accounts (e.g., American's Executive Business Council, National Accounts functions, TSG's top account functions, etc.), (iv) various American and TSG local customer events, functions and activities, (v) special event tickets for Strategic Customer entertainment (e.g., NCAA Basketball Final Four, World Cup, etc.), (vi) sponsorship of recognition or familiarization trips for key customers (American will provide transportation of key customers and other items at the discretion of the Managing Director of its Passenger Sales organization), (vii) TSG sponsorship, [CONFIDENTIAL PORTION OMITTED AND FILED SEPARATELY WITH THE COMMISSION] of recognition events, functions and activities for American's top Passenger Sales employees. Joint participation and sponsorship in such events, functions and activities includes participation in the events, providing financial support, training, promotional materials, and other goods and services as mutually agreed from time to time.

                 4.10.1 American and TSG will each budget [CONFIDENTIAL PORTION OMITTED AND FILED SEPARATELY WITH THE COMMISSION] during each Contract Year to fund its participation and events, functions and activities of the types described in Section 4.10. American and TSG will agree as part of their annual budgeting processes on the types of events, functions and activities they will jointly sponsor and in which they will jointly participate, and the level of funding to be allocated to each events, functions and activities. If American and TSG are unable to agree on the events, functions and activities that they will jointly fund during a Contract Year, then each Party will provide to the other Party [CONFIDENTIAL PORTION OMITTED AND FILED SEPARATELY WITH THE COMMISSION] funding for events, functions and activities chosen by the other Party, [CONFIDENTIAL PORTION OMITTED AND FILED SEPARATELY WITH THE COMMISSION]

5 BTS Support In support of TSG's marketing of BTS, each of American and TSG will provide during the BTS Support Period the marketing and promotional support described in this Section 5 and specified as its obligation.

         5.1 Participation in other Corporate Direct Systems American will not market, endorse or promote any Corporate Direct System other than BTS. American will not provide to any other Corporate Direct System any of the marketing support described
                 in Section 5.   Nothing in this Agreement will prevent
                 American from: (i) having its products and services displayed or listed in any Corporate Direct System, and (ii) authorizing any Corporate Direct System to use American's trademarks and tradenames in connection with advertising American's participation in such Corporate Direct System.

         5.2     Level of Support   During November  of each Contract Year, the
                 Representatives of each Party shall meet and the Parties shall negotiate regarding methods to be employed during the next Contract Year for incentivizing Corporate Customers to make their Bookings through SABRE using BTS. If the Parties fail to agree upon such methods, then such failure shall constitute a Dispute that shall be resolved through the Dispute Resolution Procedures and, pending such resolution, the Parties shall continue to employ the methods upon which they most recently agreed.

         5.3 Marketing and Licensing Agent The Parties will negotiate and execute a BTS License Agreement under which TSG will designate American as its non-exclusive marketing and licensing agent for BTS and will grant to American the non-exclusive, world-wide right to market and license BTS, at American's option, either in the name of and on behalf of TSG, or in American's own name as a sublicensor, to Corporate Customers pursuant to a form of BTS end user license agreement that is mutually acceptable to TSG and American. Except as provided in the BTS License Agreement, American agrees not to sell, license, distribute or otherwise commercially exploit BTS, during the BTS Support Period.

         5.4 American Supplied Functionality American will grant to TSG during the BTS Support Period the right to access American information, inventory and functions for management of corporate travel, excluding all American information and applications that provide access to inventory not generally viewable to and bookable by Travel Agents or the general public. [CONFIDENTIAL PORTION OMITTED AND FILED SEPARATELY WITH THE COMMISSION]

         5.5 AAdvantage Miles Subject to American and TSG executing a mutually agreeable AAdvantage Participation Agreement, American will sell AAdvantage miles to TSG [CONFIDENTIAL PORTION OMITTED AND FILED SEPARATELY WITH THE COMMISSION] TSG may use those AAdvantage miles under the same terms and conditions as are then applicable to AAdvantage participants with similar volumes of AAdvantage miles purchases.

6 SI Support In support of TSG's marketing of the SI Products, each of American and TSG will provide during the SI Support Period the marketing and promotional support described in this Section 6 and specified as its obligation.

         6.1 Participation in other Consumer Direct Systems Nothing in this Agreement will prevent American from: (i) having its products and services displayed or listed in any Consumer Direct System, (ii) authorizing any Consumer Direct System to use American's trademarks and tradenames in connection with advertising American's participation in such Consumer Direct System; and (iii) endorsing another Consumer Direct System in any manner.

         6.2 American Supplied Functionality [CONFIDENTIAL PORTION OMITTED AND FILED SEPARATELY WITH THE COMMISSION] TSG will not publish, disclose, cache or distribute NetSAAvers Program
                 fares.   American may change or discontinue the NetSAAvers
                 Program at any time.

         6.3 Promotional Tickets [CONFIDENTIAL PORTION OMITTED AND FILED SEPARATELY WITH THE COMMISSION] Such tickets shall be used by TSG solely for purposes of promoting the SI Products.

         6.4 AAdvantage Miles Subject to American and TSG executing a mutually agreeable AAdvantage Participation Agreement, American will sell AAdvantage miles to TSG [CONFIDENTIAL PORTION OMITTED AND FILED SEPARATELY WITH THE COMMISSION] TSG may use these AAdvantage miles solely to promote AA Bookings by AAdvantage members through SI Products [CONFIDENTIAL PORTION OMITTED AND FILED SEPARATELY WITH THE COMMISSION] Any other TSG promotions targeted to American's AAdvantage members using these [CONFIDENTIAL PORTION OMITTED AND FILED SEPARATELY WITH THE COMMISSION] miles will require prior approval of American, which American may withhold in its discretion. If American elects not to support a specific promotion to AAdvantage members requested by TSG, TSG will have the right to buy AAdvantage miles [CONFIDENTIAL PORTION OMITTED AND FILED SEPARATELY WITH THE COMMISSION] subject to the terms of the AAdvantage Participation Agreement, TSG may use those AAdvantage miles under the same terms and conditions as are then applicable to AAdvantage participants with similar volumes of AAdvantage miles purchases.

         6.5 Joint Development [CONFIDENTIAL PORTION OMITTED AND FILED SEPARATELY WITH THE COMMISSION] Any development costs related to requirements unique to one Party will be fully funded by that Party.

7 Market Share Information (MIDT) TSG will use the MIDT information as specified in Schedule A in order to measure market share and to quantify the benefits of American's marketing and promotional support efforts under this Agreement.


         7.1 Source of MIDT Information [CONFIDENTIAL PORTION OMITTED AND FILED SEPARATELY WITH THE COMMISSION]

                 7.1.1 If TSG is not able to obtain such MIDT information, and if American is able to obtain such MIDT information [CONFIDENTIAL PORTION OMITTED AND FILED SEPARATELY WITH THE COMMISSION] and if American is permitted to disclose the MIDT information to TSG, then, subject to Section 7.1.2, American will acquire the MIDT information and will provide the MIDT information to TSG monthly. [CONFIDENTIAL PORTION OMITTED AND FILED SEPARATELY WITH THE COMMISSION]

                 7.1.2 If American is unable to share such MIDT information with TSG in detail, and if American is permitted to disclose summary MIDT information to TSG, then American will acquire, process and store the MIDT information and will provide summary MIDT information to TSG monthly, according to TSG's specifications and as necessary [CONFIDENTIAL PORTION OMITTED AND FILED SEPARATELY WITH THE COMMISSION]

         7.2 MIDT Information System In the event that American provides MIDT information to TSG as described in Section 7.1.27.1.2, American or its designee will, at TSG's expense, develop and operate a system, if necessary, to calculate from such MIDT summary information the number of all Bookings for each CRS system included in such MIDT summary information, summed at the regional and divisional level. American will also monitor, at TSG's expense, and inform TSG of, changes that may affect MIDT information so that American can properly maintain and enhance the booking share measurement system as necessary.

         7.3 American Processing Services American will provide to TSG processing services at a level equivalent to the level of processing services provided by American to TSG prior to the Effective Date regarding the MIDT information. [CONFIDENTIAL PORTION OMITTED AND FILED SEPARATELY WITH THE COMMISSION]

8 Payments For the marketing and promotional support provided by American under this Agreement, TSG will pay to American the amounts specified in this Section 8.

         8.1 Professional SABRE Support Payments For American's marketing support of Professional SABRE as described in Section 4, TSG will pay American the amounts calculated in accordance with Schedule A to this Agreement.

         8.2 BTS Support Payments For American's marketing support of BTS as described in Section 5, TSG will pay American the amounts calculated in accordance with Schedule B to this Agreement.

         8.3 SI Products Support Payments For American's marketing support of SI Products as described in Section 6, TSG will pay American the amounts calculated in accordance with Schedule C to this Agreement.

         8.4 Payment Terms The preparation of statements for, and payment schedule for, the services provided by American in connection with (i) the support of Professional SABRE will be as set forth on Schedule A, (ii) the support of BTS will be as set forth on Schedule B, (iii) the support of SI Products will be as set forth on Schedule C.

         8.5 Interest on Late Payments Any amounts (excluding Taxes) not paid when due will thereafter bear interest until paid at an annual rate that is equal to the lesser of (i) the highest rate allowed by applicable law and (ii) two percentage points above the prime rate, as reported in the Wall Street Journal from time to time.

         8.6 Billing Disputes Each Party will have 90 days after the date each statement was provided in which to verify the accuracy and completeness of that statement, including the information provided by each Party that was used to calculate that statement (including any MIDT information). Any objection to that statement by either Party must be submitted to the Dispute Resolution Procedure within 90 days after the date that statement was provided or any claim based on that objection shall be waived. Each of TSG and American will have the right to have an independent third party auditor review the books and records of the other Party to the extent reasonably required to verify the accuracy and completeness of the information provided by the other that was used to calculate any payments due under this Agreement.

9        Taxes

         9.1 Indemnification for Certain Taxes Each of American and TSG shall be responsible for [CONFIDENTIAL PORTION OMITTED AND FILED SEPARATELY WITH THE COMMISSION] the Taxes, imposed on, based on, or measured by any transfer of services (except transportation and AAdvantage miles) by one Party to the other pursuant to this Agreement; provided, however, if a government tax authority assesses either Party for any service provided under this Agreement (or otherwise so notifies either Party in writing of the taxability of any such service) then starting with purchases of such services made six months after the date of such assessment (or such written notice), the Party purchasing such service shall be responsible for [CONFIDENTIAL PORTION OMITTED AND FILED SEPARATELY WITH THE COMMISSION] the Taxes on such future services purchased by it under this Agreement.
                 The purchasing Party shall be responsible for [CONFIDENTIAL PORTION OMITTED AND FILED SEPARATELY WITH THE COMMISSION] the Taxes, imposed on, based on, or measured by any transfer of property, transportation, or AAdvantage miles by one Party to the other pursuant to this Agreement.

                 9.1.1 Notwithstanding the foregoing, neither Party shall have any liability to the other for: (a) Taxes incurred or arising with respect to any transaction occurring after the termination of this Agreement;
                          (b) penalties resulting from tax return positions taken by the Party being indemnified that are unrelated to this Agreement, or from the willful misconduct or gross negligence of the Party being indemnified; (c) Taxes either not yet due and payable or (unless payment is a condition to contest) being contested in accordance with Section 9.3; or (d) taxes based on or measured by the net income, capital, net worth of the indemnified Party, or franchise or similar taxes of the indemnified Party.

         9.2 Property Taxes Subject to other leases and agreements, each of TSG and American is responsible for the reporting and payment of any ad valorem taxes due on property owned by it or leased by it from a third party.

         9.3 Contested Assessments If one Party (the "Tax Indemnitee") receives notice from any taxing authority with respect to an assessment or potential assessment or imposition of any Tax ("Tax Notice") that the other Party would be responsible for indemnifying in whole or in part pursuant to Section 9.1 (the "Assessed Taxes"), the Tax Indemnitee shall promptly provide the other Party with a copy of such Tax Notice, and, at the request of the other Party, shall timely contest the assessment of the Assessed Taxes and diligently pursue such contest until such assessment has been upheld by a decision of an appellate court. If the other Party is liable to indemnify the Tax Indemnitee for 100% of the Assessed Taxes under this Agreement, then the cost of contesting that issue shall be borne 100% by the other Party, who may direct the contest of that issue. If the other Party is liable to indemnify the Tax Indemnitee for 50% of the Assessed Taxes under this Agreement, the cost of contesting that issue shall be borne 50% by the other Party and in such situations the Tax Indemnitee shall have the right to control the contest with respect to that issue. Either Party may, or may require the other Party to, settle the contest with respect to that issue, or withdraw the issue from contest provided the Party requesting settlement or withdrawal agrees to pay 100% of the Assessed Taxes assessed or settled upon, and further provided that any settlement is limited to the Assessed Taxes and period at issue. Any Tax Notice provided by either Party to the other Party under this Section 9.3 shall also be copied directly to the tax department of that other Party c/o the "Director of Taxes" at the other Party's address for Notice.

         9.4 Tax Refunds Either Party may in good faith require the other to choose and do one of the following: (a) apply for and diligently pursue a refund of Taxes otherwise subject to indemnification by the requiring Party under Section 9.1, (b) if permitted by law, assign its rights to a refund claim to the requiring Party, (c) pay to the requiring Party an amount equal to the Taxes paid by the requiring Party which would have been subject of a refund claim with interest at the statutory refund rate, or (d) follow the Dispute Resolution Procedure and pay to the requiring Party the amount the arbitrator determines is reflective of the weighted probability of success of recovery of Taxes (with no reduction for attorneys' fees) had the claim been pursued at the judicial level until the result had been determined by the decision of an appellate court. Except for clause (c) under this Section 9.4 the Parties shall share in any refund (or amount rewarded under clause (d) of this Section 9.4) of Taxes paid under this Agreement in proportion to their share of payment of such Taxes refunded.

         9.5 Cooperation Each Party shall, at the expense of the requiring Party, unless otherwise stated, provide the other with such cooperation as such other Party may reasonably request in contesting any Taxes and in minimizing Taxes incurred in connection with this Agreement. All actions taken by either Party pursuant to this Section 99 must be founded on a reasonable tax position, and, the other Party at its expense, may require the Party taking such action to either reverse its actions or produce written advice of counsel (reasonably acceptable to both Parties) that such action is in good faith and based upon a position that is reasonable under the tax laws.

         9.6 No Other Tax Indemnity Section 9 contains the exclusive allocations pursuant to this Agreement of responsibilities between, and indemnification obligations of, the Parties regarding Taxes, it being the intent of the Parties that
                 Section 15 does not apply to Taxes.

         9.7     Taxes and Dispute Resolution  Disputes between the Parties
                 concerning Section 9   are subject to the Dispute Resolution
                 Procedure; provided, however, that Disputes as to the amount of Tax, if any, owed to a taxing authority (including disputes between a Party and a taxing authority) may be resolved by any appropriate administrative or legal procedure available to the Parties under this Agreement but without regard to any provisions of the Dispute Resolution Procedure.

         9.8 Survival The indemnity obligations under Section 9.1 shall continue on and after expiration or the termination of this Agreement.

10       Confidentiality

         10.1 Confidential Information Except as otherwise provided in this Agreement or agreed to by the Parties, the following information obtained by a Party from the other Party is proprietary and confidential information of the disclosing Party (the "Confidential Information"): (a) Information relating to the disclosing Party's business, financial condition or performance, or operations that the disclosing Party treats as confidential or proprietary; (b) Copies of records and other information obtained from a Party's examination of the disclosing Party's records under Section 8.6; (c) The terms and performance of, any breach under, or any Dispute regarding, this Agreement; (d) The Parties' conduct, decisions, documents, and negotiations as part of, and the status of, any Dispute resolution proceedings under the Dispute Resolution Procedure; (e) Any other information, whether in a tangible medium or oral and whether proprietary to the other Party or not, marked or clearly identified by the disclosing Party as confidential or proprietary. TSG acknowledges and agrees that the list of Current American Accounts attached as Exhibit A-2 is the Confidential Information of American.

         10.2 Use of Confidential Information Neither Party may use any of the other Party's Confidential Information other than as required to perform its obligations or exercise its rights and remedies, including as part of the resolution of any Dispute or of a tax audit or dispute, under this Agreement.

         10.3    Excluded Information  A Party has no obligation under this
                 Section 10 regarding any information, including information that would otherwise be Confidential Information, to the extent that the information: (a) is or becomes publicly available or available in the industry other than as a result of any breach of this Agreement or any other duty of that Party; or (b) is or becomes available to that Party from a source that, to that Party's knowledge, is lawfully in possession of that information and is not subject to a duty of confidentiality, whether to the other Party or another entity, violated by that disclosure.

         10.4 Standard of Care Each Party shall use the same degree of care in maintaining the confidentiality and restricting the use of the other Party's Confidential Information as that Party uses with respect to its own proprietary or confidential information, and in no event less than reasonable care.

         10.5 Permitted Disclosures A party may disclose Confidential Information to its officers, directors, agents, or employees as necessary to perform any obligation or exercise any right under this Agreement. Each Party shall inform each of those persons to whom any Confidential Information is communicated of the obligations regarding that information under this
                 Section 10 and impose on that person the obligation to keep the Confidential Information confidential. Each Party shall be responsible for any breach of that Party's obligations under this Section 10 by its officers, directors, agents, or employees.

         10.6 Required Disclosures Each Party may disclose Confidential Information in response to a request for disclosure by a court or another governmental authority, including a subpoena, court order, or audit-related request by a taxing authority, subject to the requirements that such Party: (a) promptly notifies the other Party of the terms and the circumstances of that request; (b) consults with the other Party, and cooperates with the other Party's reasonable requests, to resist or narrow that request; (c) furnishes only information that, according to written advice (which need not be a legal opinion) of its legal counsel, that Party is legally compelled to disclose; and (d) uses its reasonable efforts to obtain an order or other reliable assurance that confidential treatment will be accorded the information disclosed.

                 10.6.1 A Party need not comply with the conditions to disclosure in Section 10.6 to the extent that (a) the request or order of the governmental authority in effect prohibits that compliance; or (b) on the advice of legal counsel, it is otherwise legally obligated to do so (for example, to comply with applicable securities laws) or (c) it is necessary to do so to defend that Party's tax position before, or respond to any tax audit inquiry from, a governmental authority.

         10.7 Title to Information Confidential Information of a Party disclosed by it to the other Party under this Agreement shall remain the property of the disclosing Party. Except as expressly granted in Section 10.2, nothing in this Agreement grants or conveys to the other Party any ownership or other rights in any Confidential Information of the other Party.

         10.8 Return of Confidential Information Upon request of the disclosing Party, the other Party shall return or, if requested by the disclosing Party, shall destroy Confidential Information of the disclosing Party in the other Party's possession. The return or destruction (i) shall include removal or deletion of Confidential Information from all data bases and magnetic media of the other Party, and (ii) need not be effected to the extent that it would be impractical or unduly burdensome to effect.

         10.9 Survival The obligations under Section 10 shall continue on and after the expiration or termination of this Agreement.

11       Trademarks   Each of American and TSG hereby grants to the other Party
         during the relevant Support Period a license (or sublicense to the extent permitted by any head license) to use and publish in promotional and other similar materials, solely to the extent reasonably required to perform its obligations under this Agreement, the logos, tradenames, trademarks and service marks owned by or licensed to the licensor.

         11.1 Right to Approve Use Prior to either Party using the other Party's proprietary marks on or in connection with any new material in written or electronic form, the Party desiring to use the marks will deliver to the other Party a copy of the new written or electronic material for the other Party's review and approval in its sole discretion. Any failure to approve or disapprove the material within 10 business days of receipt will be deemed an approval of that material. Neither Party may alter in any manner the proprietary marks of the other. All goodwill associated with any mark will be owned by the Party that is the licensor of said mark.

12 Performance Review A designated Representative of American and a designated Representative of TSG will meet as often as shall reasonably be requested by either Party to review the performance of the Parties under this Agreement. Each Party will bear its own costs and expenses incurred in connection with such review.

13 Dispute Resolution Except to the extent provided in Section 9, American and TSG agree to resolve all Disputes in accordance with the Dispute Resolution Procedure, and American and TSG shall not exercise any right of termination under Section 14.1 or Section 14.2 until the Dispute Resolution Procedure has been followed.

14       Termination

         14.1 Termination for Cause In the event that either Party materially breaches this Agreement (except for a breach of payment obligations hereunder), which breach is not substantially cured within sixty (60) days after written Notice is given to the breaching Party specifying the breach, then the Party not in breach may, by giving written Notice thereof to the breaching Party, terminate this Agreement in whole, or terminate the Support Period that is related to the area of support that is the subject of the breach, as of a future date specified in such Notice of termination.

         14.2 Termination for Nonpayment In the event that TSG breaches its obligation to pay to American any amount due to American hereunder and does not cure such breach within fifteen (15) days after being given written Notice of such breach, then American may, by giving written Notice thereof to TSG, terminate this Agreement in whole, or terminate the Support Period that is related to the area of support that is the subject of the breach, as of a future date specified in such Notice of termination.





         14.3 Termination for Insolvency In the event that either Party is unable to pay its debts generally as they come due or is declared insolvent or bankrupt, is the subject of any proceedings relating to its liquidation, insolvency or for the appointment of a receiver or similar officer for it, makes an assignment for the benefit of all or substantially all of its creditors, or enters into an agreement for the composition, extension, or readjustment of all or substantially all of its obligations, then the other Party may, by giving written Notice thereof to such Party, terminate this Agreement as of a future date specified in such Notice of termination.

         14.4 Nonexclusive Remedy The termination rights under this Section 14 are not exclusive of any other equitable or legal right or remedy of a non-breaching Party, including any right or remedy granted in this Agreement.

15       Indemnities

         15.1 Cross Indemnity TSG and American each agree to indemnify, defend and hold harmless the other from any and all Losses arising out of (i) the death or bodily injury of any agent, employee, customer, business invitee or business visitor of the indemnitor, or (ii) the damage, loss or destruction of any real or tangible personal property of the indemnitor.

         15.2 Marketing Indemnity To the extent that a Party incurs Losses as the result of or in connection with any litigation, civil or criminal investigation or similar proceeding arising out of either Party's good faith performance of its marketing obligations hereunder, and except for Losses described in
                 Section 15.3, such Losses shall be equitably allocated between the Parties in accordance with the economic benefits to each Party under this Agreement and the other Party shall indemnify the Party suffering such Losses in accordance with such allocation.

         15.3 Infringement Indemnity Each Party agrees to indemnify, defend and hold harmless the other Party from any and all Losses arising out of any claims of infringement of any patent, or a trade secret, or any copyright, trademark, service mark, trade name or similar proprietary rights conferred by contract or by common law or by any law of the United States or any state alleged to have occurred because of systems provided or work performed by the indemnitor; provided, however, that this indemnity will not apply to the extent the indemnifying Party is prejudiced by the Party claiming indemnification failing to timely notify the other of any matters in respect of which the foregoing indemnity may apply and of which the notifying Party has knowledge and gives the other full opportunity to control the response thereto and the defense thereof, including, without limitation, any agreement relating to the settlement thereof.

16 Limitation of Liability In the event that either Party shall be liable to the other Party on account of the liable Party's performance or nonperformance of its obligations under this Agreement, whether arising by negligence, intended conduct, or otherwise, the measure of damages shall not include any amounts for indirect, consequential or punitive damages of any Party. Notwithstanding the foregoing, in the event of the termination by TSG of this Agreement or the Professional SABRE Support Period or the BTS Support Period pursuant to Section
         14.1 hereof, American will be liable to TSG for any consequential damages incurred by TSG as a result of the willful or intentional breach of this Agreement by American that gave rise to TSG's right of termination, [CONFIDENTIAL PORTION OMITTED AND FILED SEPARATELY WITH THE COMMISSION]

17 Equitable Relief To the extent that monetary relief is not a sufficient remedy for any breach of this Agreement, or upon any impending breach of Section 10 the non-breaching Party shall be entitled to injunctive relief as a remedy for that breach or impending breach by the other Party, in addition to any other remedies granted to the non-breaching Party in this Agreement. That injunctive relief shall be sought through arbitration in accordance with Attachment B.

18       Miscellaneous

         18.1 Notices All notices, requests, demands, and other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed given (i) on the date sent, when sent by facsimile or delivered personally against receipt, (ii) on the next business day when sent by overnight Federal Express, Express Mail or similar service and (iii) on the third business day after being mailed when mailed by certified first class mail, return receipt requested, to each Party at the following address (or to such other address as that Party may have specified by notice given to the other pursuant to this provision):

                 If to TSG:

                          The SABRE Group, Inc.
                          4200 American Way Boulevard
                          Mail Drop 3430
                          Fort Worth, Texas  76155
                          Facsimile Number: 817/931-1652

                          Attention: President - STIN
                          with copy (that will not serve as the official Notice) to: President - SABRE Interactive

                 If to AA:

                          American Airlines, Inc.
                          4333 Amon Carter Boulevard
                          Mail Drop 5276
                          Fort Worth, Texas  76155
                          Facsimile Number: 817/967-1651

                        Attention: Vice-President - Pricing and Yield Management with copy (that will not serve as the official Notice) to: Vice-President - Passenger Sales

         18.2 Assignment This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any Party without the prior written consent of the other Party, which may not be unreasonably withheld. As a condition to any assignment, the surviving entity shall be required to assume and agree to be bound by the obligations and provisions of this Agreement to the same extent that it would have been bound had it been an original Party to this Agreement and at the discretion of the non-assigning Party may be required to demonstrate to the reasonable satisfaction of the non-assigning Party that it can fully perform its obligations under this Agreement.

                 18.2.1 [CONFIDENTIAL PORTION OMITTED AND FILED SEPARATELY WITH THE COMMISSION]

         18.3 Severability Whenever possible, each provision of this Agreement will be interpreted in such a manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision will be deemed restated to reflect the original intentions of the Parties as nearly as possible in accordance with applicable law, and, if capable of substantial performance, the remaining provisions of this Agreement shall be enforced as if this Agreement was entered into without the invalid provision.

         18.4 Compliance with Laws The Parties shall comply with all applicable laws and no Party shall perform any act, or fail to perform any act, or be obligated to perform any act that could either (i) result in any violation of any applicable law or any governmental or quasi-governmental directive, policy or guideline, including the finding of a violation on the grounds that any act, accommodation or payment made by one Party to the other constitutes an unlawful, discriminatory preference or payment, or (ii) result in any material fine, penalty or sanction. If any accommodation previously provided, or payment previously made, by one Party to the other Party shall be found to constitute a violation of any law, directive, policy or guideline, the Party that benefited from such accommodation or payment shall promptly refund to the other Party the amount of such accommodation or payment.

         18.5    Subsequent Events  If any event described in Section 18.5.1,
                 Section 18.5.2, Section 18.5.3 or Section 18.5.4 occurs, then the Parties will commence consultation within thirty (30) days after such event in order to determine what, if any, changes to this Agreement are necessary or appropriate in order to preserve the expectations of the Parties as of and from the Effective Date, including, but not limited to any amendment of this Agreement, early termination of this Agreement, or the increase or reduction of any payments hereunder. If the Parties are unable to agree whether any such changes are necessary, or to the terms of such changes, and if such failure to reach agreement shall continue for a period of thirty (30) days following the commencement of the consultations provided for herein, then the Party adversely affected by the change described above may submit its proposed amendments for arbitration in accordance with Attachment B.

                 18.5.1 Any material change in, or material change in the interpretation or enforcement of, the statutes, rules, regulations or orders of the U.S. Department of Transportation or any other United States or other government's agency or department of government having jurisdiction over the regulation of the marketing of air transportation or CRS services, which change effects the marketing, provision or operation of air transportation or CRS services, and which change will, or is likely to, substantially increase or impede either Party's performance obligations hereunder or under any other agreement to which it is a party, or substantially decrease the benefit to a Party of the other Party's performance hereunder or under any other agreement to which it is a party, or require either Party to extend to any third party any product or service provided hereunder on terms no less favorable than those provided hereunder.

                 18.5.2 If American, in its sole discretion, determines that its continued performance of its obligations hereunder will result in increased risks to American, then American may cease performance of those obligations that it has determined, in its sole discretion, will result in that increased risk.

                 18.5.3 If TSG, in its sole discretion, determines that American's continued performance of its obligations hereunder will result in increased risks to TSG, then American, at TSG's request, will cease performance of those obligations that TSG has determined, in its sole discretion, will result in that increased risk.

                 18.5.4 If either Party is required to refund to the other Party any accommodation or payment pursuant to
                          Section 18.4.

         18.6 Attorneys' Fees In the event attorneys' fees or other out-of-pocket costs are incurred in connection with any litigation arising out of or relating to this Agreement, other than in connection with a mediation or an arbitration contemplated by Attachment B hereto, to secure performance of any of the obligations herein provided for, or to establish damages for the breach thereof, or to obtain any other appropriate relief, whether by way of prosecution or defense, the prevailing Party shall be entitled to recover reasonable attorneys' fees and out-of-pocket costs incurred therein.

         18.7 Captions The captions used in this Agreement are for convenience of reference only and do not constitute a part of this Agreement and will not be deemed to limit, characterize or in any way affect any provision of this Agreement, and all provisions of this Agreement will be enforced and construed as if no caption had been used in this Agreement.

         18.8 Counterparts This Agreement may be executed in one or more counterparts all of which taken together will constitute one and the same instrument.

         18.9 Relationship of Parties Each Party is an independent contractor working for itself and this Agreement shall not constitute or be considered to create a partnership, joint venture, agency, or employee and employer relationship between the Parties. Neither Party shall have the power or authority to bind or obligate the other Party, to make any monetary commitment on behalf of the other Party or to compromise or settle any dispute involving the other party without the express prior written consent of the other Party. Neither Party shall represent itself to be an agent or partner of the other Party.

         18.10 Non-Competition Agreement Each Party agrees that it will be bound by and comply with its obligations under the Non-Competition Agreement, dated as of July 1, 1996, among AMR Corporation, American, TSG Corporation and TSG, which was negotiated as part of and was considered as an essential part of this Agreement and that each of American and TSG relied on the covenants contained therein in entering into this Agreement.

         18.11 Third-Party Consents Each Party shall be responsible for obtaining and maintaining any licenses, permits, consents, or approvals of governmental authorities and other third parties necessary or appropriate for it to perform its obligations under this Agreement.

         18.12 Approvals and Similar Actions Where agreement, approval, acceptance, consent or similar action by either Party is required by any provision of this Agreement, such action shall not be unreasonably delayed or withheld.

         18.13 Force Majeure If either Party is prevented, hindered, or delayed in the performance or observance of any of its obligations hereunder by reason of any circumstance beyond its reasonable control, and such delay could not have been prevented by reasonable precautions, then such Party shall be excused from any further performance or observance of the obligation(s) so affected for as long as such circumstances prevail and such Party continues to use its best efforts to recommence performance or observance whenever and to whatever extent possible without delay.

         18.14 Modification and Waiver This Agreement may be modified only by a written instrument duly executed by or on behalf of each Party. No delay or omission by either Party to exercise any right or power hereunder shall impair such right or power or be construed to be a waiver thereof. A waiver by either of the Parties of any of the other's obligations hereunder or any breach thereof will not be construed to be a waiver of any succeeding breach thereof or of any other obligation hereunder.

         18.15 Governing Law The laws of the State of Texas (other than the choice of law rules) will govern all questions concerning the construction, validity, enforceability and interpretation of this Agreement and the performance of the obligations imposed by this Agreement.

         THE REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK.

IN WITNESS WHEREOF, American and TSG have each caused this Marketing Cooperation Agreement to be signed and delivered by its duly authorized representative, all as of the Effective Date.


THE SABRE GROUP, INC.                 AMERICAN AIRLINES, INC.



By: /s/ Michael J. Durham             By: /s/ Donald J. Carty
    -----------------------           --------------------------

Name:  Michael J. Durham              Name: Donald J. Carty

Title:  President                     Title:  President

                                   SCHEDULE A

                      PROFESSIONAL SABRE SUPPORT PAYMENTS


1 Up-front Professional SABRE Support Payment. In consideration of the marketing and promotional support services provided during the period from January 1, 1996 to June 30, 1996 by American to its operating divisions now contained in TSG, TSG will pay to American a one-time payment of [CONFIDENTIAL PORTION OMITTED AND FILED SEPARATELY WITH THE COMMISSION] at the beginning of the first Contract Year.

2 Recurring Professional SABRE Support Payment. The recurring charge from American to TSG for the support provided in connection with Professional SABRE will be calculated and paid as follows:

         (a) TSG will pay to American a monthly payment during the Professional SABRE Support Period in accordance with the following:

                 (1) On the last day of each month of the initial Contract Year during the Professional SABRE Support Period, TSG will pay to American an amount equal to one-twelfth (1/12) of the Adjusted Base Payment for that Contract Year.

                 (2) On the last day of each of the first six months of each Contract Year (other than the initial Contract
                          Year) during the Professional SABRE Support Period, TSG will pay to American an amount equal to one-twelfth (1/12) of the Adjusted Base Payment for the prior Contract Year.

                 (3) On the last day of each of the last six months of each Contract Year (other than the initial Contract
                          Year) during the Professional SABRE Support Period, TSG will pay to American an amount equal to one-twelfth (1/12) of the Adjusted Base Payment for that Contract Year.

         (b) Prior to August 31 of each Contract Year during the Professional SABRE Support Period, TSG and American will jointly calculate the Payment Adjustment. If the Payment Adjustment is positive, the monthly payment due under Section 2(a) for January 31 of that Contract Year will be increased by the Payment Adjustment. If the Payment Adjustment is negative, the monthly payment due under Section 2(a) for January 31 of that Contract Year will be decreased by the Payment Adjustment.

         (c) [CONFIDENTIAL PORTION OMITTED AND FILED SEPARATELY WITH THE COMMISSION]

         (d) If at the expiration or termination of the Professional SABRE Support Period, the total amounts paid by TSG to American pursuant to this Section 2 exceeds the total of the Adjusted Base Payments and the Payment Adjustments for all Contract Years during the Professional SABRE Support Period, American will reimburse TSG the excess amount within 60 days after the end of the Professional SABRE Support Period. If at the expiration or termination of the Professional SABRE Support Period, the total of the Adjusted Base Payments and the Adjusted Payments for all Contract Years during the Professional SABRE Support Period exceeds the total amounts paid by TSG to American pursuant to this Section 2, TSG will pay American the excess amount within 60 days after the end of the Professional SABRE Support Period.

     Attached as Exhibit A-1 to this Schedule A are examples of the above calculation.

3    [CONFIDENTIAL PORTION OMITTED AND FILED SEPARATELY WITH THE
     COMMISSION]

4    [CONFIDENTIAL PORTION OMITTED AND FILED SEPARATELY WITH THE
     COMMISSION]

5    [CONFIDENTIAL PORTION OMITTED AND FILED SEPARATELY WITH THE
     COMMISSION]

6 Alternative Payment Calculation Methods. American and TSG acknowledge that the availability of [CONFIDENTIAL PORTION OMITTED AND FILED SEPARATELY WITH THE COMMISSION] data may change from time to time. If any such change creates a material impact on the calculation of the payments due under this Schedule, American and TSG agree to negotiate in good faith to find a mutually agreeable alternative method of calculating the payments so as to preserve the original intent of the Parties.

                           EXHIBIT A-1 TO SCHEDULE A
                                   EXAMPLE OF
                 PROFESSIONAL SABRE SUPPORT PAYMENT CALCULATION

[CONFIDENTIAL PORTION OMITTED AND FILED SEPARATELY WITH THE COMMISSION]





                                    A-1 - i

         [CONFIDENTIAL PORTION OMITTED AND FILED SEPARATELY WITH THE COMMISSION]





                                    A-1 - ii

                                  EXHIBIT A-2

                           CURRENT AMERICAN ACCOUNTS

This Exhibit A-2 contains the list of Current American Accounts as of the Effective Date

    [CONFIDENTIAL PORTION OMITTED AND FILED SEPARATELY WITH THE COMMISSION]



                                    A-2 - i

                                   SCHEDULE B

                              BTS SUPPORT PAYMENTS


1 BTS Support Payment. The fees payable by TSG to American for the support provided in connection with BTS will be calculated and paid as follows:

         (a) Prior to November 30 of each BTS Contract Year, American and TSG will jointly determine and prepare a statement for the Annual BTS Support Payment for the prior BTS Contract Year.

         (b) Within thirty days after the statement for the Annual BTS Support Payment for the initial BTS Contract Year is finalized and provided to TSG, TSG will pay that amount to American.

         (c) On or prior to the last day of each month of each BTS Contract Year (other than the initial BTS Contract Year) during the BTS Support Period, TSG will pay to American an amount equal to one-twelfth (1/12) of the Annual BTS Support Payment for the prior BTS Contract Year.

         (d) If the BTS Payment Adjustment for any BTS Contract Year is positive, the payment due on or prior to November 30 under
                 Section 1(c) of this Schedule for that BTS Contract Year will be increased by that BTS Payment Adjustment. If the BTS Payment Adjustment for any BTS Contract Year is negative, the payment due on or prior to November 30 under Section 1(c) of this Schedule for that BTS Contract Year will be decreased by that BTS Payment Adjustment.

         (e) If at the expiration or termination of the BTS Support Period, the total amounts paid by TSG to American pursuant to this
                 Section 1 exceeds the total of the Annual BTS Support Payments for all BTS Contract Years during the BTS Support Period, American will reimburse TSG the excess amount within 60 days after the end of the BTS Support Period. If at the expiration or termination of the BTS Support Period, the total of the Annual BTS Support Payments for all BTS Contract Years during the BTS Support Period exceeds the total amounts paid by TSG to American pursuant to this Section 1, TSG will pay American the excess amount within 60 days after the end of the BTS Support Period.

         (f) [CONFIDENTIAL PORTION OMITTED AND FILED SEPARATELY WITH THE COMMISSION]

                                   SCHEDULE C

                          SI PRODUCT SUPPORT PAYMENTS


The fees payable by TSG to American for the support provided in connection with the SI Products will be calculated and paid as follows:

1 Prior to August 31 of each Contract Year, American and TSG will jointly determine and prepare a statement for the Annual SI Support Payment for the prior Contract Year.

2 Within thirty days after the statement for the Annual SI Support Payment for the initial Contract Year is finalized and provided to TSG, TSG will pay that amount to American.

3 On or prior to the last day of each month of each Contract Year (other than the initial BTS Contract Year) during the SI Support Period, TSG will pay to American an amount equal to one-twelfth (1/12) of the Annual SI Support Payment for the prior Contract Year.

4 If the SI Payment Adjustment for any Contract Year is positive, the payment due on or prior to September 30 under Section 3 for that Contract Year will be increased by that SI Payment Adjustment. If the SI Payment Adjustment for any Contract Year is negative, the payment due on or prior to September 30 under Section 3 for that Contract Year will be decreased by that SI Payment Adjustment.

5 If at the expiration or termination of the SI Support Period, the total amounts paid by TSG to American pursuant to this Schedule exceeds the total of the Annual SI Support Payments for all Contract Years during the SI Support Period, American will reimburse TSG the excess amount within 60 days after the end of the SI Support Period. If at the expiration or termination of the SI Support Period, the total of the Annual SI Support Payments for all Contract Years during the SI Support Period exceeds the total amounts paid by TSG to American pursuant to this Schedule, TSG will pay American the excess amount within 60 days after the end of the SI Support Period.

6        [CONFIDENTIAL PORTION OMITTED AND FILED SEPARATELY WITH THE
         COMMISSION]

                                  ATTACHMENT A

                                 DEFINED TERMS


As used in this Agreement, including the Annexes, Attachments and Schedules thereto, the following defined terms shall have the meanings ascribed to them:

"AA BOOKING" means a Booking for a Segment under the IATA-issued designator code for American Airlines, which is currently "AA", whether operated by American or by another carrier.

"AA/BTS BOOKING" means an AA Booking (but only on flights operated by American or American Eagle) made through BTS where the EPR Create City (Home Station) is a BTS pseudo city code location. The key used to identify these bookings will be based on assigning a BTS account type (e.g., "BT") for that pseudo city code location.

"ADJUSTED BASE PAYMENT" means [CONFIDENTIAL PORTION OMITTED AND FILED SEPARATELY WITH THE COMMISSION]; and (ii) with respect to each Contract Year thereafter, the total amounts payable by TSG to American during the prior Contract Year pursuant to Sections 2(a) and 2(b) of Schedule A.

"ADJUSTED BOOKINGS GROWTH" means, with respect to any given period, an amount determined by the formula: [CONFIDENTIAL PORTION OMITTED AND FILED SEPARATELY WITH THE COMMISSION]

"ADJUSTED AMERICAN ACCOUNT BOOKINGS" means, with respect to any given period, an amount equal to the American Account Bookings for that period of time [CONFIDENTIAL PORTION OMITTED AND FILED SEPARATELY WITH THE COMMISSION]

"AMERICAN" means American Airlines, Inc., a Delaware corporation.

"AMERICAN ACCOUNT BOOKINGS" means, with respect to any given period, all Bookings that are created in or routed through SABRE by Current American Accounts, plus all Bookings secured to a Current American Account location, minus any AA/BTS Bookings and any SI Bookings.

"ANNUAL BTS SUPPORT PAYMENT" means, with respect to each BTS Contract Year, the amount indicated below, based on the aggregate number of AA/BTS Bookings during that BTS Contract Year (excluding AA/BTS Bookings in any jurisdiction where it is not legally permissible for American to market BTS):

                 Total BTS Contract                         Annual BTS
                 Year AA/BTS Bookings                       Support Payment
[CONFIDENTIAL PORTION OMITTED AND FILED SEPARATELY WITH THE COMMISSION]

"ANNUAL SI SUPPORT PAYMENT" means, with respect to each Contract Year, the amount indicated below, based on the aggregate number of SI Bookings during that Contract Year:

                 Total Contract                             Annual SI
              Year SI Bookings                              Support Payment
         [CONFIDENTIAL PORTION OMITTED AND FILED SEPARATELY WITH THE COMMISSION]

"ARBITRATION RULES" means the Rules for Commercial Arbitration of the American Arbitration Association in effect at the time of an arbitration in accordance with Attachment B.

"ARC NUMBER" means an account number issued by the Airline Reporting Corporation or by the International Air Transport Association to an individual or entity for the purpose of authorizing such individual or entity to operate as a travel agency.

"BOOKING" means a Segment reservation in SABRE which obligates a Participant to pay a Booking Fee, less Segments canceled prior to the Segment Activity Date.

"BOOKING FEE" means the amount per Segment charged by STIN to Participants for Bookings made through SABRE, as adjusted pursuant to Section 1(f) of Schedule B.

"BTS" means the corporate travel management software marketed by TSG that is referred to as Business Travel Solutions, including any versions thereof that may be marketed under other names, as such software exists as of the Effective Date and as it may be modified after the Effective Date.

"BTS CONTRACT YEAR" means each twelve month period (or such lesser period, if the term of this Agreement terminates during the twelve month period) commencing on October 1 of each year during the BTS Support Period.

"BTS PAYMENT ADJUSTMENT" means, with respect to each BTS Contract Year, the Annual BTS Support Payment for the immediately preceding BTS Contract Year (the "Prior BTS Contract Year") minus the Annual BTS Support Payment for the BTS Contract Year immediately preceding the Prior BTS Contract Year.

"BTS REVENUE" means, with respect to the Savings Measurement Period, an amount equal to the total ticketing revenue from all AA/BTS Bookings during the Savings Measurement Period.

"BTS SUPPORT PERIOD" means the period of time beginning October 1, 1996 and expiring on September 30, 2001, unless it is extended or terminated in accordance with the terms of this Agreement.

"COMPLEX DISPUTE LIST" means the Complex Dispute List then maintained by the American Arbitration Association or, if not maintained, another list of individuals having similar qualifications.

"CONFIDENTIAL INFORMATION" will have the meaning ascribed thereto in Section 10 of the Agreement.

"CONTRACT YEAR" means each twelve month period (or such lesser period, if the term of this Agreement terminates during the twelve month period) commencing on July 1 of each year during the Term.

"CONSUMER DIRECT SYSTEM" means application software or an Internet or on-line service (but specifically excluding Corporate Direct Systems) that is principally marketed to end-users of travel-related services and which connects such end-users directly to a Travel Distribution System.

"CORPORATE AGREEMENT" means any written and manually signed agreement between American and any company or business entity contracting for scheduled air travel on American on behalf of its employees at agreed upon discounts, excluding military, government, charter, and single event travel agreements.

"CORPORATE CUSTOMER" means a company or entity that has entered into a Corporate Agreement with American.

"CORPORATE DIRECT BOOKINGS" means (i) all airline Segment Bookings made through Corporate Direct Systems, or (ii) total AA Bookings through Corporate Direct Systems if, at the time of measurement, American and TSG are unable to clearly identify all Bookings made through Corporate Direct Systems.

"CORPORATE DIRECT SYSTEM" means a Travel Distribution System that is integrated with desktop travel management software selected by a company for use by its employees (including, for example, travel policy enforcement, expense management, and management reporting functionality); but excluding a CRS.

"CRS" means a Travel Distribution System that is principally marketed to and used by Travel Agents and that processes and displays information and availability of products and services without bias towards any particular supplier of those travel products or services; but excluding a Corporate Direct System.

"CURRENT AMERICAN ACCOUNTS" means the Travel Agents and other accounts initially listed on Exhibit A-2 to the Agreement, as it may be modified at the end of each Contract Year in accordance with Section 4 of Schedule A.

"DISPUTE" means any dispute, disagreement, claim, or controversy arising in connection with or relating to this Agreement, or the validity, interpretation, performance, breach, or termination of this Agreement, including any claim of breach of representation or warranty or of non-performance.

"DISPUTE RESOLUTION PROCEDURE" means the procedure for addressing Disputes as set forth on Attachment B.

"EFFECTIVE DATE" means July 1, 1996.

"EXECUTIVE REVIEW COMMITTEE" means a committee consisting of TSG's President - STIN and President - SABRE Interactive, and American's Senior Vice President - Marketing , Vice President - Passenger Sales, and Vice President - Pricing and Yield Management.

"LOSSES" means all losses, liabilities, damages and claims (excluding Taxes), and all costs and expenses related thereto (including any and all reasonable attorneys fees and costs of investigation, litigation, settlement, judgment, interest and penalties).

[CONFIDENTIAL PORTION OMITTED AND FILED SEPARATELY WITH THE COMMISSION]

[CONFIDENTIAL PORTION OMITTED AND FILED SEPARATELY WITH THE COMMISSION]

"NETSAAVERS PROGRAM" means any American marketing program offering substantially the same features as the American marketing program known as NetSAAvers, as such program exists as of the Effective Date.

"NOTICE" means a written communication that complies with Section 18.1 of the Agreement.

"PARTICIPANT" means any air carrier (including scheduled, charter, domestic and international airlines), car rental company, surface transportation carrier, hotel or lodging provider, railroad, steamship company, cruise or tour operator or other vendor of travel related products, information or services which has an agreement with TSG for the display of information regarding its products or services in SABRE.

"PARTY" means either of the signatories to the Agreement. "Parties" means all of the signatories to the Agreement.

"PAYMENT ADJUSTMENT" means, with respect to each Contract Year, the arithmetic total (whether positive or negative) of [CONFIDENTIAL PORTION OMITTED AND FILED SEPARATELY WITH THE COMMISSION]

"PROFESSIONAL SABRE" means the SABRE interface application software marketed by TSG to Travel Agents, as it exists as of the Effective Date and as it may be modified and enhanced after the Effective Date.

"PROFESSIONAL SABRE SUPPORT PERIOD" means the period of time beginning on the Effective Date and expiring on June 30, 2006, unless it is extended or terminated in accordance with the terms of this Agreement.

"QUALIFICATIONS" means being included in the Complex Dispute List, or having extensive knowledge or experience regarding the Travel Distribution Systems industry.

"REPRESENTATIVE" means (i) with respect to American, (A) Managing Director - Sales Planning, if the Dispute involves Professional SABRE Support, and (B) Managing Director - Distribution Planning, if the Dispute involves BTS Support or SI Product Support, and (ii) with respect to TSG, (A) Vice President - North American Sales & Planning and Managing Director - STIN Finance, if the Dispute involves Professional SABRE Support, (B) Vice President - BTS, if the Dispute involves BTS Support, and (C) Vice President - SABRE Interactive, if the Dispute involves SI Product Support.

"SABRE" means the CRS owned, operated and marketed by STIN.

"SAVINGS MEASUREMENT PERIOD" means (i) the fifth BTS Contract Year of the BTS Support Period, if the term of the BTS Support Period is not terminated prior to the end of the fifth BTS Contract Year, or (ii) if the term of the BTS Support Period is terminated by American for a breach of this Agreement by TSG prior to the end of the fifth BTS Contract Year, the last 12 months of the BTS Support Period.

"SEGMENT" means (i) for airline bookings, each separate flight segment reservation identified by a separate flight number in a PNR, multiplied by the number of passengers booked in that PNR for that flight segment; (ii) for hotel bookings, each separate reservation that is processed through SABRE regardless of the number of rooms, suites or other accommodations or the number of persons or the duration of the stay; (iii) for car rental bookings, each separate reservation that is processed through SABRE regardless of the number of vehicles or persons or the duration of the rental, and (iv) for any other product or service, each separate reservation for such product or service that is processed through SABRE regardless of the number of products or services or the number of persons or the duration of the products or services.

"SEGMENT ACTIVITY DATE" means the first date listed in a SABRE PNR for the relevant Segment.

"SI BOOKINGS" means AA Bookings made via an SI Product (i) where the EPR Create City Code (Home Station) is a pseudo city controlled by TSG or by an agent of TSG, or (ii) secured to a pseudo city controlled by TSG or by an agent of TSG.

"SI PAYMENT ADJUSTMENT" means, with respect to each Contract Year, the Annual SI Support Payment for the immediately preceding Contract Year (the "Prior Contract Year") minus the Annual SI Support Payment for the Contract Year immediately preceding the Prior Contract Year.

"SI PRODUCT" means any of the Consumer Direct System software applications marketed by or on behalf TSG, including without limitation the applications referred to as Travelocity and easySABRE, as such applications exist as of the Effective Date and as they may be modified and enhanced after the Effective Date.

"SI SUPPORT PERIOD" means the period of time beginning on the Effective Date expiring on June 30, 2001, unless it is extended or terminated in accordance with the terms of this Agreement.

"STRATEGIC CUSTOMERS" [CONFIDENTIAL PORTION OMITTED AND FILED SEPARATELY WITH THE COMMISSION]

"STIN" means the SABRE Travel Information Network operating division of TSG.

"SUPPORT PERIOD" means any of the Professional SABRE Support Period, BTS Support Period, and SI Support Period.

"TARGET BOOKINGS" means, with respect to any three consecutive calendar months beginning on or after September 1, 1998, the lesser of (a) [CONFIDENTIAL PORTION OMITTED AND FILED SEPARATELY WITH THE COMMISSION]

"TARGET BOOKINGS PERIOD" means any three consecutive calendar months in which the Target Bookings were achieved.

[CONFIDENTIAL PORTION OMITTED AND FILED SEPARATELY WITH THE COMMISSION]

"TAXES" means any foreign, federal, state or local sales, use, excise, value added or similar transfer taxes (including penalty and interest) imposed on, based on, or measured by consideration for, any transfer of services or property pursuant to this Agreement.

"TERM" will have the meaning ascribed thereto in Section 2 of the Agreement.

"TRAVEL AGENT" means an individual or entity that has been assigned an ARC
Number.

"TRAVEL DISTRIBUTION SYSTEM" means a electronic distribution system that provides any or all of the following services, via data network, telephone, wireless or cable transmission or otherwise: (a) electronic publication and distribution of travel-related information from computerized databases; (b) electronic processing of passenger travel-related reservations and related transactions; (c) electronic marketing and sales of passenger travel-related products and services and related electronic transactions; (d) electronic publication and distribution of passenger travel-related documents (e.g., tickets).

"TOTAL AVAILABLE MARKET" means, with respect to any given period of time, an amount equal to (i) the American Account Bookings for that period of time, divided by (ii) the Market Share for that period of time.

"TSG" means The SABRE Group, Inc., a Delaware corporation.

[CONFIDENTIAL PORTION OMITTED AND FILED SEPARATELY WITH THE COMMISSION]

                                  ATTACHMENT B

                          DISPUTE RESOLUTION PROCEDURE


1. General Procedure. Except as otherwise stated in the Agreement, the Parties shall resolve all Disputes in accordance with this procedure:

         (a) Each Party shall instruct its appropriate Representative(s) to promptly negotiate in good faith with the other Party's appropriate Representative(s) to resolve the Dispute.

         (b) If the Representatives do not resolve the Dispute within ten business days (or such longer period as the Representatives may agree) after the date of referral of the Dispute to them, the Dispute shall be referred (by either or both of the representatives) to the Executive Review Committee for resolution.

         (c) If the Executive Review Committee does not resolve the Dispute within ten business days (or such longer period as that Committee may agree) from the date of referral to it, either Party may submit the Dispute to the President of each of TSG and American for resolution, who may submit the Dispute to non- binding mediation in accordance with Section 2 of this Dispute Resolution Appendix.

         (d) If the Presidents do not resolve the Dispute (if submitted to them) and it is not submitted to or resolved by mediation, either Party may submit the Dispute to binding arbitration in accordance with Section 3(c) of this Attachment.

A referral under any of Sections 1(a), 1(b) or 1(c) of this Attachment shall be made by written Notice to the persons designated in the applicable Section or Sections. That Notice shall be in a form described in this Agreement or an electronic mail message and addressed to each person at his office address or electronic mail address; each Notice shall be given and effective as described in this Agreement or, in the case of electronic mail, upon actual receipt. The date of referral is the last date that Notice is given to all of the persons to whom the Dispute must have been referred.

2. Mediation. The mediation of an unresolved Dispute shall be conducted in this manner:

         (a) Either Party may submit the Dispute to mediation by giving Notice of mediation to the other Party. The Parties shall attempt to agree upon and appoint a sole mediator who has the Qualifications promptly after that Notice is given.

         (b) If the Parties are unable to agree upon a mediator within ten days after the date the Dispute is submitted to mediation, either Party may request the Dallas office of the American Arbitration Association to appoint a mediator who has the Qualifications. The mediator so appointed shall be deemed to have the Qualifications and to be accepted by the Parties.

         (c) The mediation shall be conducted in the Dallas-Fort Worth metropolitan area at a place and a time agreed by the Parties with the mediator, or if the Parties cannot agree, as designated by the mediator. The mediation shall be held within 20 days after the mediator is appointed.

         (d) If either Party has substantial need for information from the other Party in order to prepare for the mediation, the Parties shall attempt to agree on procedures for the formal exchange of information; if the Parties cannot agree, the mediator's determination shall be effective.

         (e) Each Party shall be represented in the mediation by at least its appropriate Representative(s) or another natural person with authority to settle the Dispute on behalf of that Party and, if desired by that Party, by counsel for that Party. The Parties' Representatives in the mediation shall continue with the mediation as long as the mediator requests.

         (f) The mediation shall be subject to Chapter 154 of Title 7 of the Texas Civil Practice and Remedies Code.


         (g) Unless otherwise agreed by the Parties, each Party shall pay one-half of the mediator's fees and expenses and shall bear all of its own expenses in connection with the mediation. Neither Party may employ or use the mediator as a witness, consultant, expert, or counsel regarding the Dispute or any related matters.

3. Arbitration. The arbitration of an unresolved Dispute shall be conducted in this manner:

         (a) Either Party may begin arbitration by filing a demand for arbitration in accordance with the Arbitration Rules. The Parties shall attempt to agree upon and appoint a panel of three arbitrators promptly after that demand is filed. Each of those arbitrators must have the Qualifications, and at least one of those arbitrators must be included in the Complex Dispute List (unless no list of that kind is then maintained).

         (b) If the Parties are unable to agree upon any or all of the arbitrators within ten days after the demand for arbitration was filed (and do not agree to an extension of that ten-day period), either Party may request the Dallas office of the American Arbitration Association to appoint the arbitrator or arbitrators, who have the Qualifications (and at least one of whom must be included in the Complex Dispute List, unless no list of that kind is then maintained), necessary to complete the panel in accordance with the Arbitration Rules. Each arbitrator so appointed shall be deemed to have the Qualifications and to be accepted by the Parties as part of the panel.

         (c) The arbitration shall be conducted in the Dallas-Fort Worth metropolitan area at a place and a time agreed by the Parties with the panel, or if the Parties cannot agree, as designated by the panel. The panel may, however, call and conduct hearings and meetings at such other places as the Parties may agree or as the panel may, on the motion of one Party, determine to be necessary to obtain significant testimony or evidence.

         (d) The Parties shall attempt to agree upon the scope and nature of any discovery for the arbitration. If the Parties do not agree, the panel may authorize any and all forms of discovery, including depositions, interrogatories, and document production, upon a showing of particularized need that the requested discovery is likely to lead to material evidence needed to resolve the Dispute and is not excessive in scope, timing, or cost.

         (e) The arbitration shall be subject to the Federal Arbitration Act and conducted in accordance with the Arbitration Rules to the extent they do not conflict with this Section 3(c). The Parties and the panel may, however, agree to vary the provisions of this Section 3(c) or the matters otherwise governed by the Arbitration Rules.

         (f)     The panel has no power to:

                 (1) rule upon or grant any extension, renewal, or continuance of this Agreement;

                 (2) award remedies or relief either expressly prohibited by this Agreement or under circumstances not permitted by this Agreement;

                 (3) grant provisional or temporary injunctive relief before rendering the final decision or award; or

                 (4) grant any equitable relief or remedy that would compel American to perform any of its obligations under the Agreement where either American or TSG has determined, in its sole discretion, that continued performance of those obligations may result in increased risks to it.

         (g) Unless the Parties otherwise agree, all Disputes regarding or related to the same topic or event that are subject to arbitration at one time shall be consolidated in a single arbitration proceeding.

         (h)     A Party or other person involved in an arbitration under this
                 Section 3(c) may join in that arbitration any person other than a Party if

                 (1) the person to be joined agrees to resolve the particular dispute or controversy in accordance with this Section 3(c) and the other provisions of this Attachment applicable to arbitration; and

                 (2) the panel determines, upon application of the person seeking joinder, that the joinder of that other person will promote the efficiency, expedition, and consistency of the result of the arbitration and will not unfairly prejudice any other Party to the arbitration.

         (i) The arbitration hearing shall be held within 30 days after the appointment of the panel. Upon request of either Party, the panel shall arrange for a transcribed record of the arbitration hearing, to be made available to both Parties.

         (j) The panel's final decision or award shall be made within 30 days after the hearing. That final decision or award shall be made by unanimous or majority vote or consent of the arbitrators constituting the panel, and shall be deemed issued at the place of arbitration. The panel shall issue a reasoned written final decision or award based on the Agreement and Texas law; the panel may not act according to equity and conscience or as an amicable compounder or apply the law merchant.

         (k)     The panel's final decision or award may include:

                 (1) recovery of Damages to the extent permitted by this Agreement; or

                 (2) injunctive relief in response to any actual or threatened breach of this Agreement or any other actual or threatened action or omission of a Party under or in connection with this Agreement.

         (l) The panel's final decision or award shall be final and binding upon the Parties, and judgment upon that decision or award may be entered in any court having jurisdiction over either or both of the Parties or their respective assets. The Parties specifically waive any right they may have to apply or appeal to any court for relief from the preceding sentence or from any decision of the panel made, or any question of law arising, before the final decision or award. If any decision by the panel is vacated for any reason, the Parties shall submit that Dispute to a new arbitration in accordance with this Section 3(c).

         (m) Each Party shall pay one-half of the arbitrators' fees and expenses, and shall bear all of its own expenses in connection with the arbitration. The panel has the authority, however, to award recovery of all costs and fees (including attorneys' fees, administrative fees and the panel's fees and expenses) to the prevailing Party in the arbitration.

4. Recourse to Courts. Nothing in this Attachment limits the right of either Party to apply to a court or other tribunal having jurisdiction to:

         (a)     enforce the provisions of this Attachment;

         (b) seek provisional or temporary injunctive relief, in response to an actual or impending breach of Article V of this Agreement or otherwise so as to avoid irreparable damage or maintain the status quo, until a final arbitration decision or award is rendered or the Dispute is otherwise resolved; or

         (c) challenge or vacate any final arbitration decision or award that does not comport with Section 3 of this Attachment.

5. Submission to Jurisdiction. Each Party irrevocably submits to the jurisdiction of the federal courts of the United States and the state courts of Texas located in Tarrant County, Texas. Each Party waives any defense or challenge to that jurisdiction based on lack of personal jurisdiction, improper venue, or inconvenience of forum.

6. Confidentiality. The proceedings of all negotiations, mediations, and arbitrations pursuant to this Attachment shall be privately conducted. The Parties shall keep confidential all conduct, negotiations, documents, decisions, and awards in connection with those proceedings under this Attachment.